EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

STEPHEN TULIPANO JOINS JAVELIN PHARMACEUTICALS
AS CHIEF FINANCIAL OFFICER

Cambridge, MA, April 24, 2006 - Javelin Pharmaceuticals, Inc. (OTCBB: JVPH.OB), a leading developer of innovative products for pain control, today announced that Stephen Tulipano, CPA, will join the Company as its Chief Financial Officer, effective May 1, 2006. Mr. Tulipano will be responsible for all financial operations including reporting, controls and Sarbanes-Oxley compliance.

Daniel Carr, M.D., Chief Executive Officer of Javelin commented, “We are delighted that Steve has accepted Javelin’s financial leadership role. Given his prior success in larger growth companies and extensive knowledge of the financial dimensions of the biomedical industry, he is perfectly suited to become Javelin’s CFO.”

Mr. Tulipano stated, “Joining Javelin at its current stage of development with three late stage projects is an exciting opportunity for me. I look forward to working with Dr. Carr and the rest of the team as the Company transitions to a commercial entity.”

Prior to joining Javelin, Mr. Tulipano was Director of Corporate Accounting at Biogen Idec, Inc., where he served on the finance management team for six years. Prior to Biogen Idec, Mr. Tulipano served as External Reporting Manager at Biogen, Inc. He has also served as External Reporting Manager at Digital Equipment Corporation and Compaq Computer. Mr. Tulipano is a Certified Public Accountant and earned an MBA with a concentration in finance from Suffolk University. He also served in the United States Navy for four years.

About Javelin
With corporate headquarters in Cambridge, MA, Javelin applies innovative proprietary technologies to develop new drugs and improved formulations of existing drugs to target unmet and underserved medical needs in the pain management market. For additional information, please visit the website at www.javelinpharmaceuticals.com.

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Javelin News

Forward-looking Statement
Some of the statements included in this press release, particularly those anticipating future financial performance, clinical and business prospects for our lead drug candidates Dyloject™, Rylomine™ and PMI-150, growth and operating strategies and similar matters, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully complete cost-effective clinical trials for the drug candidates in our pipelines, including Dyloject™, Rylomine™ and PMI-150; we may not be able to meet anticipated development timelines for Dyloject™, Rylomine™ and PMI-150 due to recruitment, clinical trial results, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.javelinpharmaceuticals.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

Contacts:
June Gregg	Bryan P. Murphy
Javelin Pharmaceuticals, Inc.	LaVoie Group
(212) 554-4550	(781) 596-0200 x105
jgregg@javelinpharmaceuticals.com	bmurphy@lavoiegroup.com

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